FIRST AMENDMENT
                                       TO
                                    AGREEMENT


         THIS AGREEMENT (the "First Amendment") is made as of the 11th day of December, 1998 by PSC INC., a New York corporation ("PSC" or the "Company") and ROBERT S. EHRLICH ("Ehrlich").

         WHEREAS, PSC and Ehrlich entered into a certain agreement on June 2, 1998 (the "Agreement"); and WHEREAS, the parties desire to amend in certain respects said Agreement. NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows: 1. All of the terms used in this First Amendment shall have the meanings defined in the Agreement. 2. Section 4 of the Agreement is deleted in its entirety and replaced by a new Section 4, which will read as follows:

                    "4. Restricted  Stock.  Pursuant to the Company's 1994 Stock
                  Option Plan, on March 25, 1998 PSC awarded Ehrlich 17,500 restricted Common Shares of the Company, upon the terms and conditions and subject to the restrictions set forth in the Restricted Stock Award Agreement attached hereto as Exhibit A. If Ehrlich is then Chairman of the Board of Directors of the Company, on each of March 25, 1999 and March 25, 2000, PSC will award Ehrlich 17,500 restricted Common Shares pursuant to a Restricted Stock Award Agreement similar in form to Exhibit A, as modified to reflect changes in dates and stock prices. Notwithstanding the foregoing sentence, if there is a Change in Control (as hereinafter defined), and if Ehrlich becomes entitled to receive Severance Benefits (as hereinafter defined), Ehrlich will be immediately entitled to receive the Common Shares which otherwise would have been awarded to him on March 25, 1999 and/or on March 25, 2000, fully vested and free of any and all restrictions."


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



         3. There is added to the Agreement a new Section 14, which will read as follows:
                  "14.  Change in Control
                           a. Severance Payment. If following a Change in Control (as hereinafter defined) of the Company, Ehrlich ceases to be Chairman of the Board of Directors of the Company at any time prior to the expiration of the Term of this Agreement, for any reason other than death or disability, the Company will pay Ehrlich over a period of three years following such termination of services an amount equal to the product of Ehrlich's compensation for services at the annual rate than in effect multiplied by 2.9. Such amount shall be payable in bi-weekly installments. In addition, Ehrlich will be immediately vested in any restricted stock or option plans or agreements then in effect.

                           b. Limitations. Notwithstanding anything in this Section to the contrary, the maximum amount of cash and other benefits payable (whether on a current or deferred basis and whether or not includible in income for income tax purposes) under this Section (the "Severance Benefits") shall be limited to the extent necessary to avoid causing any portion of such Severance Benefits, or any other payment in the nature of compensation to the Executive, to be treated as a "parachute payment" within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended. Any adjustment required to satisfy the limitation described in the preceding sentence shall be accomplished first by reducing any cash payments that would otherwise be made to Ehrlich and then, if further reductions are necessary, by adjusting other benefits as determined by the Company.


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                           c.  Definition  of Change in  Control.  A "Change  in
                  Control" shall be deemed to have occurred (i) on the date that any person or group deemed a person under Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, in a transaction or series of transactions, has become the beneficial owner, directly or indirectly (with beneficial ownership as determined as provided in Rule 13d-3, or any successor rule under such Act), of 30% or more of the outstanding voting securities of the Company; or (ii) on the date on which one third or more of the members of the Board of
                  Directors   shall   consist  of  persons  other  than  Current
                  Directors (for these purposes, a "Current Director" shall mean any member of the Board of Directors elected at or continuing in office after, the 1998 Annual Meeting of Shareholders, any successor of a Current Director who has been approved by a majority of the Current Directors then on the Board, and any other person who has been approved by a majority of the Current Directors then on the Board); or (iii) on the date of approval of (x) the merger or consolidation of the Company
                  with  another   corporation  where  the  shareholders  of  the
                  Company, immediately prior to the merger or consolidation, would not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation would be entitled in the election of directors or where the members of the Board of Directors of the Company, immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation or (y) on the date of approval of the sale or other disposition of all or substantially all the assets of the Company."


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         4. Except as modified by this First  Amendment,  the  Agreement has not heretofore been amended or cancelled, and remains in full and effect.

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed as of the day and year first above written. PSC Inc.


                           By: /s/ Robert C. Strandberg
                               ------------------------
                               Robert C. Strandberg
                               President and Chief Executive Officer


                               /s/ Robert S. Ehrlich
                               ------------------------
                               Robert S. Ehrlich